Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-209699

Supplementing the Preliminary Prospectus Supplement dated

November 7, 2016 (To Prospectus dated February 25, 2016)

$600,000,000

Kellogg Company

2.650% Notes due 2023

Pricing Term Sheet

November 7, 2016

Issuer:	Kellogg Company

Anticipated Ratings*:	Baa2 (Stable) / BBB (Stable) / BBB (Stable) (Moody’s / S&P / Fitch)

Principal Amount:	$600,000,000

Trade Date:	November 7¸ 2016

Settlement Date:	November 15, 2016 (T+5)

Maturity Date:	December 1, 2023

Coupon (Interest Rate):	2.650%

Price to Public:	99.910%

Yield to Maturity:	2.664%

Spread to Benchmark Treasury:	+107 bps

Benchmark Treasury:	UST 1.625% due October 31, 2023

Benchmark Treasury Price and Yield:	100-06+ / 1.594%

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2017

Make-Whole Call:	At any time at a discount rate of Treasury Rate plus 20 basis points, plus accrued and unpaid interest to the redemption date

CUSIP/ISIN:	487836 BS6 / US487836BS63

Joint Book-Running Managers:	HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc.

Co-Managers:	ING Financial Markets LLC SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC Academy Securities, Inc. Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at (866) 811-8049; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322; or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

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